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Exhibit 3.19

ARTICLES OF INCORPORATION
OF
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.

* * * * *

FIRST:    That the name of the corporation is Acapulco Restaurant of Moreno Valley, Inc.

SECOND:    The purpose of this corporation is to engage in any lawful act activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

THIRD:    The name of this corporation's initial agent for service of process on the State of California is: C T Corporation System.

FOURTH:    The total number of shares which the corporation is authorized to issue is one hundred (100) of the par value of One Dollar ($1.00) each.

FIFTH:    The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        IN WITNESS WHEREOF, the undersigned has executed these Articles this 23rd day of July, 1999.

/s/ JANET GERKIN Janet Gerkin

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Exhibit 3.19 Articles of Incorporation of Acapulco Restaurant of Moreno Valley, Inc.